Exhibit 23.3

January 5, 2026

To:	JIADE LIMITED
18/F, Block D, Huirong Plaza, No. 88, Section 3,
Jinhua Road, Jinjiang District, Chengdu City,
Sichuan, People’s Republic of China

Dear Sir/Madam,

We consent to the reference to our firm in JIADE LIMITED’s registration statement on Form F-3 (together with any future amendments or supplements thereto, the “Registration Statement”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

China Commercial Law Firm

Partner lawyer: Xu Jiao

/s/ Xu Jiao